Exhibit 10.2

PERFORMANCE UNIT AWARD AGREEMENT

ADDENDUM

(TSR)

THIS ADDENDUM TO THE PERFORMANCE UNIT AWARD AGREEMENT provides the rules and procedures relating to the grant of the Performance Unit Award and the operation of the Performance Unit Account.

A.                                    Definitions.  Any capitalized terms used, but not defined, in this Addendum shall have the meaning set forth in the Performance Unit Award Agreement (TSR).  Whenever the following terms are used in the Performance Unit Award Agreement or in this Addendum, they shall have the meaning specified below, unless the context clearly indicates to the contrary:

1.                                      2008 Agreement means the Employment Agreement, dated as of December 22, 2008, by and between Colleague and City National Corporation, as amended.

2.                                      2010 Agreement means the Amended and Restated Employment Agreement made as of the 24th day of June, 2010, by and between Colleague, City National Bank and City National Corporation, as amended on March 14, 2012 and July 14, 2014.

3.                                      Change in Control Event shall have the meaning assigned to it in the Plan.

4.                                      Disability means Colleague shall become incapable of fulfilling his obligations because of injury or physical or mental illness which shall exist or may reasonably be anticipated to exist for a period of twelve (12) consecutive months or for an aggregate of twelve (12) months during any twenty-four (24) month period.

5.                                      Peer Banks means the component companies ranked as the 11th through 50th of the largest banks in the SNL Bank Index (but excluding Company) as measured by assets based on the most recently available public data as of the first day of the Performance Period or if the SNL Bank Index is no longer maintained or is no longer appropriate, in the reasonable judgment of the Committee, the Peer Banks listed in any other reasonably comparable index prepared by a third party or the Committee of publicly-traded financial companies such that Company falls between the 25th and 75th percentile in terms of size of market capitalization and/or assets.

6.                                      Performance Unit Account means the memorandum account maintained by the Company on behalf of Colleague which is credited with Performance Units.  Each Performance Unit represents the right to receive a distribution of cash in an amount as provided in the Performance Unit Award Agreement and this Addendum.

7.                                      Total Shareholder Return shall be determined with respect to the Company and the companies included in the Peer Banks at the end of the Performance Period (each an “index company”) and shall be determined as follows:

(Price End – Price Begin) + Dividends
Price Begin

with “Price Begin” equal to the average of each company’s closing price per share of common stock on the principal exchange or trading market over the 20 trading days ending on the first trading day in the Performance Period (adjusted to give effect to stock splits and stock dividends during the measurement period), “Price End” equal to the average of the company’s closing price per share of common stock on its principal exchange or trading market over the 20 trading days ending on the final trading day of the Performance Period (adjusted to give effect to stock splits and stock dividends during the measurement period) and “Dividends” equal to the aggregate cash dividend per share of common stock paid during the Performance Period.

B.                                    Performance Unit Account.  As soon as practicable following the first day of the Performance Period, the Company shall credit Colleague’s Performance Unit Account with the Performance Units.

C.                                    Lapse of Forfeiture Restrictions.  The Performance Unit Award is subject to forfeiture based on continued service until the forfeiture restrictions lapse in accordance with Section 2(b) of the Performance Unit Award Agreement.

Notwithstanding the forfeiture provision in Section 2(b) of the Performance Unit Award Agreement, the service-based forfeiture restrictions on the Performance Units shall immediately lapse:

•                  upon Colleague’s termination of employment by the Company without good cause or by Colleague for good reason (as those terms are defined in the 2010 Agreement) prior to a Change in Control Event;

•                  upon Colleague’s voluntary termination of employment for any reason or by the Company without good cause (as such term is defined in the 2010 Agreement) on or after expiration of the 2010 Agreement as provided in Section 10(f) of the 2010 Agreement prior to a Change in Control Event;

•                  upon Colleague’s termination of employment by the Company without cause or by Colleague for good reason (as those terms are defined in the 2008 Agreement) following a Change in Control Event; or

•                  upon Colleague’s termination of employment due to death or Disability.

D.                                    Payment Date.

1.                                      Except as set forth in paragraph 2 of this Section D, the Earned Payout as determined in Section 1(a)(i) of the Performance Unit Award Agreement, if any, shall be distributed to Colleague (or, in the event of his death, Colleague’s Beneficiary) in cash in a lump sum payment as soon as reasonably practicable following the end of the Performance Period, but no later than sixty (60) days thereafter.

2.                                      Subject to Section E, upon Colleague’s separation from service (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder) following a Change in Control Event that results in the lapse of forfeiture restrictions as set forth in Section C of this Addendum, the payment shall be paid as soon as reasonably practicable following the date the lapse of forfeiture restrictions occurs, but in no event later than thirty (30) days thereafter; provided that if the Performance Units constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, then this sentence shall only apply to the Performance Units if (a) such separation from service occurs within twenty four months following a Change in Control Event and (b) such Change in Control Event constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).  Except to the extent provided by the preceding sentence, the Earned Payout shall be paid according to the schedule set forth in paragraph 1 of this Section D.

E.                                 Plan Construction.  It is the intent of the Company that the Performance Units shall comply with Section 409A of the Code, and the Performance Unit Award Agreement and this Addendum shall be interpreted in a manner which is consistent with the foregoing intent.  Any provisions of the Performance Unit Award Agreement and this Addendum which would not comply with the requirements of Section 409A of the Code and the Treasury Regulations adopted thereunder shall be deemed to be modified or eliminated in order to comply with these requirements.  Sections 10(h) and 24 of the 2010 Employment Agreement addressing the application of Section 409A of the Code are hereby incorporated by reference.  Notwithstanding anything in the Plan, the Performance Unit Award Agreement or the Addendum to the contrary, in the event of a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), the Company may terminate the Performance Unit Awards granted hereunder in a manner consistent with Section 1.409A-3(j)(ix)(B) of the Treasury Regulations under Section 409A of the Code.

F.                                      Unfunded Plan.  The liability of the Company to the Colleague under this Performance Unit Award Agreement shall be that of a debtor only pursuant to such contractual obligations as are created by the Plan, the Performance Unit Award Agreement and this Addendum, and no such obligation of the Company shall be deemed to be secured by any assets, pledges, or other encumbrances on any property of the Company.  The Company has not segregated or earmarked any of the Company’s assets for the benefit of Colleague or his beneficiary or estate, and the Plan does not, and shall not be construed to, require the Company to do so.  Colleague and his beneficiary or estate shall have only an unsecured, contractual right against the Company with respect to any Performance Unit and such right shall not be deemed superior to the right of any other creditor.

G.                                    Clawback.  Section 7(e) of the 2010 Agreement addressing clawback is hereby incorporated by reference.